Exhibit 99.1

Charlie’s Holdings Names Matt Montesano CFO and Appoints David Allen to the Board of Directors

Costa Mesa, CA – May 13, 2021 – Accesswire – Charlie’s Holdings, Inc. (OTC Pink: CHUC) (“Charlie’s” or the “Company”), an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived, CBD wellness space, announced today that Matt Montesano has been appointed Chief Financial Officer effective May 10, 2021. The Company also announced that David Allen, the Company’s former CFO, will step down from his daily management duties and will now serve on Charlie’s Board of Directors.

Since 2014, Matt Montesano has served as the CFO of Charlie’s Chalk Dust, the Company’s largest and most profitable operating division; beginning in 2019, he also served as the CFO of Don Polly, the Company’s hemp-derived products division. Mr. Montesano has extensive experience in financial and operational strategy, control system implementation, and all aspects of financial and SEC reporting. Prior to joining Charlie’s, Montesano worked for L’Oreal USA in a variety of corporate finance positions for the company’s Professional Products and Salon Centric divisions. Earlier, Mr. Montesano worked for KeyBanc Capital Markets as an investment banker where he focused on debt, equity and merger and acquisitions transactions in the industrials space.

“We are very pleased to name Matt Montesano our new Chief Financial Officer at this exciting juncture in our Company’s history. Matt helped create, and is already leading implementation of, the Company’s strategic plan” said Brandon Stump, Chief Executive Officer and Chairman of the Board of Charlie’s. “Matt’s extensive and proven leadership capabilities, his financial acumen, capital markets knowledge, and his experience overseeing the Company’s regulatory investments make him the ideal executive to assume the role of Charlie’s Holdings’ Chief Financial Officer.”

Mr. Stump continued, “We are also pleased to announce that the Board of Directors has unanimously voted to appoint David Allen to fill one of the two vacant seats on the Board of Directors of Charlie’s. Having served as Charlie’s CFO since we became a publicly traded company through a share exchange in April 2019, David Allen brings more than 24 years of experience as the Chief Financial Officer of public companies. Now, as he steps back from day-to-day management responsibilities, we are very pleased that Dave has agreed to join Charlie’s Board. We are confident that in this new role Dave will continue to provide excellent guidance and counsel to the executive management team and he will contribute substantially in the next chapter of Charlie’s growth.”

Prior to joining Charlie’s, Dave Allen served as Chief Financial Officer of Iconic Brands, Inc. (OTCQB: ICNB). Prior to that, from December 2014 to January 2018, Mr. Allen served as the Chief Financial Officer of WPCS International, Inc., a design-build engineering firm focused on the deployment of wireless networks and related services. From June 2006 to June 2013, Mr. Allen served as the Chief Financial Officer and Executive Vice President of Administration at Converted Organics, Inc., a company organized to convert food waste into organic fertilizer. In June 2019, Mr. Allen was appointed to the Board of Directors and serves as audit committee chairman of MariMed, Inc. (OTC: MRMD).

About Charlie’s Holdings, Inc.

Charlie’s Holdings, Inc. (OTC Pink: CHUC) is an industry leader in both the premium, nicotine-based, e-cigarette space and the hemp-derived, CBD wellness space through its subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust produces high quality vapor products currently distributed in more than 90 countries around the world. Charlie's Chalk Dust has developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Launched in June 2019, Don Polly creates brands and products in the hemp-derived marketplace aimed to meet the needs of the ever-evolving wellness consumer. Don Polly's premium quality CBD products derive from single-origin-sourced hemp and are processed in a proprietary air extraction facility.

For additional information, please visit our corporate website at: CharliesHoldings.com and our branded online websites: CharliesChalkDust.com and PachamamaCBD.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the FDA’s decision with respect to the Company’s PMTAs; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-K, Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:
IR@charliesholdings.com
Phone: 949-418-4020